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Ernst & Young                                       1400 Pillsbury Center
                                                    Minneapolis, Minnesota 55402
                                                    Phone: 612 343 1000




                                  EXHIBIT (18)



March 18, 1994



Mr. Douglas A. Scovanner
Senior Vice President & Treasurer
Dayton Hudson Corporation
777 Nicollet Mall
Minneapolis, Minnesota  55402

Dear Mr. Scovanner:

The notes to consolidated financial statements of Dayton Hudson Corporation included in its Annual Report on Form 10-K for the year ended January 29, 1994 state that internally-generated indices were used in the valuation of the LIFO inventories of the Department Store Division and Mervyn's instead of the Bureau of Labor Statistics indices previously used. You have advised us that you believe the change is to a preferable method in your circumstances because it better represents the price changes being experienced at the Department Store Division and Mervyn's.

There are no authoritative criteria for determining a "preferable" LIFO inventory method based on the particular circumstances. However, we conclude that the change in the method of estimating retail price indices is to an acceptable alternative method which is preferable in your circumstances based on your business judgment to make this change for the reason cited above.

                                         Very truly yours,
                                         /s/ Ernst & Young